Exhibit 10.1

POST-PETITION LOAN AND SECURITY AGREEMENT

DATED AS OF

December 15, 2017

By and Between

DEXTERA SURGICAL INC.,

As Borrower,

And

AESCULAP, INC., or its designee

as Lender

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS	1

1.1 General Provisions	1
1.2 Defined Terms	2

SECTION 2. AMOUNT AND TERMS OF LOAN	10

2.1 Line of Credit	10
2.2 Line of Credit Note	11
2.3 Loan Account	11
2.4 Computation of Interest	11
2.5 Maximum Legal Rate	11
2.6 Payments	12
2.7 Application of Payments	12
2.8 Voluntary and Mandatory Payments	12
2.9 Additional Security	12
2.10 Administrative Status of Obligations	12
2.11 Grant of Security Interest	12
2.12 Perfection of Security Interests	13
2.13 Additional Collateral; Right of Set-Off	13
2.14 Right to Credit Bid	13
2.15 Facility Fee	13

SECTION 3. BORROWER REPRESENTATIONS AND WARRANTIES	13

3.1 Organization and Qualification	13
3.2 Power and Authority	13
3.3 Enforceability	14
3.4 Conflict with Other Instruments	14
3.5 Title to Collateral	14
3.6 Use of Proceeds	14
3.7 Regulation G	14
3.8 Location of Collateral	15
3.9 Broker’s Commissions	15
3.10 APA Representations	15

SECTION 4. CONDITIONS OF BORROWING	15

4.1 Initial Advance	15
4.2 Subsequent Advances	17
4.3 Waiver of Conditions	17

SECTION 5. AFFIRMATIVE COVENANTS	17

5.1 Financial Statements; Reports	17
5.2 Liabilities	18
5.3 ERISA	18

5.4 Notices	18
5.5 Environmental Matters; Compliance with Laws	19
5.6 Corporate Existence; Properties	21
5.7 Insurance	21
5.8 Books and Records	22
5.9 Location of Business	22
5.10 Group Health Plans	22
5.11 Location of Collateral	22
5.12 APA Covenants	22

SECTION 6. NEGATIVE COVENANTS	22

6.1 Debt	22
6.2 Liens	23
6.3 Investments, Loans and Advances	23
6.4 Dividends; Distributions; Acquisition of Capital Stock	23
6.5 Disposition of Assets	23
6.6 Continuance of Business	24
6.7 Removal and Protection of Property	24
6.8 Cash Collateral	24
6.9 Handling of Hazardous Substances	24
6.10 Use of Proceeds	24
6.11 APA Negative Covenants	24

SECTION 7. EVENTS OF DEFAULT, REMEDIES	24

7.1 Events of Default	24
7.2 Remedies	26
7.3 Right of Setoff	28
7.4 No Marshalling, Etc., Required	28
7.5 Site Assessments	28
7.6 Remedies Cumulative	28

SECTION 8. MISCELLANEOUS	28

8.1 No Waiver; Cumulative Remedies	28
8.2 Notices	29
8.3 Reimbursement of Lender	29
8.4 Payment of Expenses and Taxes	30
8.5 Survival of Representations and Warranties	30
8.6 Successors	30
8.7 Construction	30
8.8 Severability	30
8.9 Indemnity	30
8.10 Waiver of Trial by Jury; Jurisdiction	31
8.11 Actions Against Lender; Release	31
8.12 Performance by Lender	32
8.13 Counterparts	32
8.14 Further Actions	32
8.15 Section 506(c) Waiver	32

8.16 Section 510, 544, 547, 548 and 549 Waiver, Etc.	32
8.17 Entire Agreement	32
8.18 Bankruptcy Court Approval	32

Table of Schedules

Schedule A	–	Copyrights, Licenses, Patents and Trademarks
Schedule 3.8	–	Location of Collateral
Schedule 6.2	–	Certain Permitted Encumbrances

Table of Exhibits

Exhibit A	–	Final DIP Order
Exhibit B	–	Interim DIP Order

POST-PETITION LOAN AND SECURITY AGREEMENT

This POST-PETITION LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into December 15, 2017, between DEXTERA SURGICAL INC., a Delaware corporation formerly known as “Cardica, Inc.” (“Borrower”), and AESCULAP, INC., a California corporation, or its designee (“Lender”).

RECITALS

WHEREAS, Borrower is a debtor-in-possession under Chapter 11 of the Bankruptcy Code in a case (the “Reorganization Case”) pending in the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Reorganization Case or any proceedings therein from time to time, the “Bankruptcy Court”), as Case No. 17-12913-KJC. Borrower has requested that Lender extend financing to Borrower in connection with the Reorganization Case in accordance with the provisions of this Agreement.

WHEREAS, Lender is willing to make the Post-Petition Loan to Borrower, subject to the terms and conditions of this Agreement and subject to the terms and conditions set forth in the orders of the Bankruptcy Court approving the proposed financing.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS.

1.1  General Provisions. Unless expressly provided otherwise in this Agreement or in the Loan Documents, or unless the context requires otherwise:

(a)  all accounting terms used in this Agreement and in the Loan Documents shall have the meanings given to them in accordance with GAAP;

(b)  all terms used herein and in the Loan Documents that are defined in the UCC, shall have the meanings set forth therein;

(c)  all capitalized terms defined in this Agreement shall have the defined meanings when used in the Loan Documents and in any other documents made or delivered pursuant to this Agreement;

(d)  the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders;

(e)  all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(f)  all references to “Sections” and “Subsections”, unless the context to such reference clearly indicates otherwise, shall refer to provisions of this Agreement;

(g)  all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect; and

(h)  all references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.

1.2  Defined Terms. As used herein, the following terms shall have the meanings indicated, unless the context otherwise requires:

“Account” has the meaning stated in in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Accumulated Funding Deficiency” shall mean any accumulated funding deficiency as defined in ERISA §302(a).

“Affiliate” means, with respect to a specified Person, any other Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; provided that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition and the definition of Related Person, the term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement and any future amendments, restatements, modifications or supplements hereof or hereto.

“APA” means the Asset Purchase Agreement between Borrower and the Lender (or an Affiliate of the Lender) dated December 11, 2017, together with the Schedules and Exhibits thereto, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Authorized Officer” means, collectively, the President, Chief Financial Officer, or any other officer of the Borrower designated as an Authorized Officer in writing to the Lender by the President of the Borrower.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or any successor law thereto, and any rules promulgated in connection therewith.

“Bankruptcy Court” has the meaning stated in the Recitals hereof.

“Borrower” has the meaning stated in the preamble hereof.

“Borrowing Notice” has the meaning stated in Section 2.1(b) hereof.

“Budget” means a thirteen (13) week cash-flow budget of the Borrower, which shall include a list of expenses to be incurred by the Borrower during such thirteen (13) week period and a liquidity forecast, in a form acceptable to the Lender.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Pennsylvania.

“Chattel Paper” has the meaning stated in in the UCC.

“Closing Date” means the date the Interim DIP Order is entered.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law thereto, and any regulations promulgated thereunder.

“Collateral” has the meaning stated in Section 2.11 hereof.

“Commercial Tort Claim” has the meaning stated in in the UCC.

“Committee” has the meaning stated in Section 7.2(b) hereof.

“Contamination” means the presence of any Hazardous Substance which may require Remedial Actions under applicable law.

“Contract Rate” means the fixed annual rate of nine and one quarter percent (9.25%) per annum.

“Controlled Group Member” means:

(a)  any corporation included with the Borrower in a controlled group of corporations within the meaning of Code §414(b);

(b)  any trade or business (whether or not incorporated) which is under common control with a Borrower within the meaning of Code §414(c); and

(c)  any member of an affiliated service group of which a Borrower is a member within the meaning of Code §414(m).

“Copyrights” means, collectively, all of the Borrower’s right, title and interest in and to (i) all copyrights (including, without limitation, all sales literature, promotional literature, software, databases and firmware), whether statutory or common law, and whether or not the underlying works of authorship have been published, (ii) all copyright registrations and copyright applications (including, without limitation, each of the copyright registrations and copyright applications set forth on Schedule “A” hereto) and all works of authorship and other intellectual property rights therein, (iii) all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, (iv) all rights to make and exploit all derivative works based on or adopted from works covered by such copyrights, and (v) any extensions or renewals thereof, including, but not limited to, (A) the right to print, publish and distribute any of the foregoing, (B) the right to sue or otherwise recover for any and all past, present and future infringements, misappropriations and other violations thereof, (C) all income, royalties, damages, settlements and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages, settlements and payments for past or future infringements thereof) and (D) all rights corresponding thereto throughout the world and all other rights of the Company of any kind whatsoever accruing thereunder or pertaining thereto.

“Debt” means, with respect to any Person at any applicable time (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (v) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii) the principal portion of all capital lease obligations, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (ix) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (x) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, and (xi) any other item of indebtedness that would be reflected on the liabilities side of a balance sheet of such Person in accordance with GAAP. The Debt of any Person shall also include the Debt of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

“Default” means any event specified in Section 7.1, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

“Default Rate” means the Contract Rate plus five percent (5%) per annum.

“Deposit Account” has the meaning stated in in the UCC.

“Document” has the meaning stated in in the UCC.

“Employee Pension Plan” means any employee pension benefit plan as defined in ERISA § 3(2) and which is (i) maintained by a Borrower or any Controlled Group Member, and (ii) qualified under Code §401.

“Environmental Law” and “Environmental Laws” means, individually and collectively, as appropriate, any current or future legal requirement of any Governmental Body pertaining to (i) the protection of health, safety, and the environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right−to−Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., and any analogous implementing or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

“Equipment” has the meaning stated in in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the United States Department of Labor or the PBGC.

“Event of Default” means any event specified in Section 7.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Facility Fee” has the meaning stated in Section 2.15 hereof.

“Final DIP Order” means the order of the Bankruptcy Court entered in the Reorganization Case granting final approval of this Agreement and the other Loan Documents and granting the Liens and superpriority claims set forth in Section 2.11, substantially in the form of Exhibit A or otherwise in form and substance satisfactory to the Borrower and Lender.

“Final Order” means an order, judgment or other decree of any Governmental Body as to which (a) the operation or effect has not been reversed, stayed, modified or amended, (b) no appeals, motions for reconsideration, petitions seeking the grant of certiorari or, if certiorari has been granted, grants of certiorari are pending, and (c) any and all appeal periods and periods to seek the grant of certiorari have expired

“GAAP” means, at any particular time, generally accepted accounting principles as in effect at such time, provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, GAAP shall refer to the principle which is then employed by the Borrower with the agreement of its independent certified public accountants.

“General Intangibles” has the meaning stated in in the UCC.

“Goods” has the meaning stated in in the UCC.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature, including courts and administrative agencies (including the FDA and its equivalent authority or body in any foreign jurisdiction).

“Hazardous Substances” means all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, “hazardous wastes,” “hazardous substances” and “contaminants,” as such terms are defined by Environmental Laws. The term “Hazardous Substances” shall also include: (a) petroleum, crude oil, gasoline, natural gas, liquefied natural gas, synthetic fuel, and all other petroleum, oil, or gas based products; (b) nuclear, radioactive, or atomic substances, mixtures, wastes, compounds, materials, elements, products or matters; (c) asbestos, asbestos containing materials, polychlorinated biphenyls, and (d) any other substance, mixture, waste, compound, material, element, product or matter that presents an imminent and substantial danger to the public health or welfare or to the environment upon its Release.

“Instrument” has the meaning stated in in the UCC.

“Intellectual Property Collateral” means, collectively, (i) Copyrights, (ii) Patents, (iii) Proprietary Works, (iv) Trademarks, (v) Software, and (vi) Licenses.

“Interim DIP Order” means that certain order of the Bankruptcy Court authorizing the Borrower to enter into this Agreement subject to certain limitations applicable until entry of the Final DIP Order, substantially in the form of Exhibit B or otherwise in form and substance satisfactory to the Borrower and Lender. .

“Investment Property” has the meaning stated in in the UCC.

“Law(s)” shall mean any federal, state, local and other law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lender” has the meaning stated in the preamble hereof.

“Letter-of-Credit Right” has the meaning stated in in the UCC.

“Licenses” means, collectively, all of the Borrower’s right, title and interest in and to all license agreements with any other Person in connection with any of the Patents, Proprietary Works, Copyrights, and/or Trademarks, whether the Borrower is a licensor or a licensee under any such license agreement (including, without limitation, each license set forth on Schedule “A” hereto), and any right to prepare for sale, sell and advertise for sale all Inventory now or hereafter owned by the Borrower and now or hereafter covered by such licenses, including, but not limited to, (i) the right to sue or otherwise recover for any and all past, present and future breaches and other violations thereof, (ii) all income, royalties, damages, settlements and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, damages, settlements and payments for past or future breaches and infringements thereof) and (iii) all rights of the Borrower corresponding thereto throughout the world and all other rights of the Borrower of any kind whatsoever accruing thereunder or pertaining thereto

“Lien” means, collectively, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Line of Credit” means the non-revolving line of credit facility described in Section 2.1.

“Line of Credit Commitment” means, as at any applicable time, the Borrower’ maximum credit availability under the Line of Credit, as established in Section 2.1(a) whether or not then fully extended.

“Line of Credit Note” means the promissory note described in Section 2.2 and any future amendments, restatements, modifications or supplements thereof or thereto.

“Line of Credit Termination Date” means the earliest of (i) May 15, 2018, (ii) Closing under the APA, (iii) termination of the APA, other than as a result of the acceptance by the Borrower of a Competing Bid (as defined in the APA), (iv) sale of any material amount of the Purchased Assets to a buyer other than the Lender, and (v) the occurrence of an Event of Default.

“Loan” means the non-revolving line of credit facility made available to the Borrower pursuant to this Agreement.

“Loan Account” means, collectively, the account or accounts of the Borrower on the books of Lender in which are recorded the Loan and the payments of principal interest and other charges made by the Borrower to Lender thereon.

“Loan Documents” means this Agreement, the Line of Credit Note and all other documents executed and delivered to the Lender by or on behalf of the Borrower in connection therewith and any modifications, amendments, restatements, substitutions and replacements of or for any of the foregoing.

“Obligations” means, collectively, all liabilities, duties and obligations of the Borrower to the Lender with respect to any covenants, representations or warranties herein or in the Loan Documents, with respect to the principal of and interest on the Loan, the Facility Fee and all other present and future fixed and/or contingent obligations of the Borrower to the Lender hereunder and under the Loan Documents.

“Patents” means, collectively, all of the Borrower’s right, title and interest in and to all patents, patent applications and patentable inventions (including, without limitation, each patent and patent application set forth on Schedule “A” hereto), including, but not limited to, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any infringements and other violations thereof, (iii) all income, royalties, damages, settlements and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages, settlements and payments for past and future infringements thereof) and (iv) all rights corresponding thereto throughout the world and all reissues, divisions, continuations, continuations-in-part, provisional applications, substitutes, renewals and extensions thereof, all improvements thereon and all other rights of the Borrower of any kind whatsoever accruing thereunder or pertaining thereto.

“Payment Intangible” has the meaning stated in in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Debt” means any and all Debt permitted under Section 6.1.

“Permitted Encumbrances” has the meaning stated in Section 6.2(a) hereof.

“Permitted Expense” has the meaning stated in Section 3.6 hereof.

“Petition Date” means the date of filing of the Petition for Relief commencing the Reorganization Case.

“Person” means an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

“Post-Petition Obligation” means an obligation of the Borrower which is not a Pre-Petition Obligation.

“Pre-Petition Obligation” means any obligation of the Borrower arising, or deemed to have arisen pursuant to the Bankruptcy Code, before the Petition Date.

“Proceeds” means, collectively, whatever is received when any of the Collateral is sold, exchanged, leased, collected, or otherwise disposed of, including cash, insurance proceeds, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, other documents, and other noncash proceeds.

“Purchased Assets” means the assets to be sold by the Borrower to the Lender or an Affiliate of the Lender pursuant to the APA.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or dumping.

“Remedial Actions” means:

(a)  clean-up or removal of Hazardous Substances;

(b)  such actions as may be necessary to monitor, assess, or evaluate the Release or threatened Release of Hazardous Substances;

(c)  proper disposal or removal of Hazardous Substances;

(d)  the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a Release or threatened Release of Hazardous Substances to the public health or welfare or to the environment; and

(e)  the providing of emergency assistance after a Release.

Remedial Actions include, but are not limited to, such actions at the location of a Release as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of Hazardous Substances or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavation; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.

“Reorganization” means reorganization as defined in ERISA §4241(a).

“Reorganization Case” has the meaning stated in the Recitals hereof.

“Reportable Event” means with respect to any Employee Pension Plan, an event described in ERISA §4043(b).

“Security Documents” means, individually and collectively, any instruments now or hereafter executed and delivered to the Lender to secure, or to assure, payment or performance, of the Obligations, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Site Assessments” has the meaning stated in Section 7.5 hereof.

“Site Reviewers” has the meaning stated in Section 7.5 hereof.

“Software” has the meaning stated in in the UCC.

“Trademarks” means, collectively, all of the Borrower’s right, title and interest in and to (i) all trademarks, service marks, trade names, corporate names, Borrower names, business names, fictitious names, trade dress, service marks, trade styles, logos and other designs or sources of business identifiers or other indicia of trade origin, (ii) all trademark and service mark registrations and applications for trademark or service mark registrations (including, without limitation, each registration and application set forth on Schedule “A” hereto) and (iii) any and all extensions and renewals of or with respect to any of the foregoing, including, but not limited to, (A) the right to sue or otherwise recover for any and all past, present and future infringements, misappropriations and other violations thereof, (B) all income, royalties, damages, settlements and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages, settlements and payments for past or future infringements thereof) and (C) all rights of the Borrower corresponding thereto throughout the world and all other rights of the Borrower of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, any or all of the foregoing throughout the world, but excluding any United States intent-to-use trademark application prior to the filing of a Statement of Use or an amendment to allege use in connection therewith to the extent that a valid lien and security interest may not be taken in such an intent-to-use application under applicable law.

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Withdrawal Liability” means any withdrawal liability, as defined in ERISA §4201.

SECTION 2.  AMOUNT AND TERMS OF LOAN.

2.1  Line of Credit.

(a)  Subject to, and in accordance with, the terms and conditions of this Agreement, the Lender agrees to extend credit to the Borrower by making loans to it, from time to time during the period commencing on the Closing Date and ending on the Line of Credit Termination Date, in an aggregate outstanding amount that shall not exceed, at any one time, the lesser of:

(i)  One Million Five Hundred Thousand Dollars ($1,500,000.00) in principal; or

(ii)  (A) Prior to entry of the Final DIP Order, the amount authorized by the Interim DIP Order, and (B) on and after the date of entry of the Final DIP Order, the Final DIP Order.

(b)  The Borrower shall notify the Lender in writing at least one Business Day in advance of the date of each proposed borrowing under the Line of Credit, which borrowing date shall also be a Business Day. Each borrowing request hereunder shall be made pursuant to a borrowing notice, in form and substance acceptable to the Borrower and Lender (a “Borrowing Notice”). Each such borrowing shall be in an amount which does not exceed (a) Three Hundred Thousand Dollars ($300,000.00), minus (b) the Borrower’s projected book balance of cash and cash equivalents as of the close of business on Friday of the week following the date of such borrowing notice (without taking into account any such borrowing).  The Borrower shall be limited to one borrowing per week.  The Borrower authorize and direct the Lender to disburse the proceeds of each such borrowing by wire transfer to Borrower’s demand deposit account maintained with Silicon Valley Bank.

(c)  The Line of Credit Termination Date may be extended or renewed by the Lender, in its sole discretion, on a day-to-day basis or otherwise, based on a letter to such effect from the Lender to the Borrower or by a written agreement between the parties hereto; provided, however, the Lender shall have no duty or obligation, express or implied, to extend the Line of Credit Termination Date or consider any request for such an extension and further provided that an extension of the Line of Credit Termination Date after the occurrence of a Default or Event of Default shall not constitute a waiver of such Default or Event of Default.

(d)  Notwithstanding anything contained herein to the contrary, the Line of Credit shall be a non-revolving loan facility and, therefore, each advance under the Line of Credit shall permanently reduce, dollar for dollar, the Borrower’s credit availability under the Line of Credit and the Borrower will not have the ability to re-borrow hereunder.

2.2  Line of Credit Note. On the Closing Date, the Borrower shall execute and deliver to the Lender its promissory note, which shall evidence the Borrower’s obligation to repay the principal of, interest on, and other amounts due in connection with the Line of Credit and the Obligations, and which shall:

(a)  be dated the Closing Date and be payable to the Lender’s order in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00).

(b)  require the payment of interest on the unpaid principal amount of any funds advanced and outstanding under the Line of Credit from the dates of such advances and, prior to the occurrence of an Event of Default, at an annual rate equal to the Contract Rate and, on and after (i) Line of Credit Termination Date, or (ii) the date of occurrence of an Event of Default, at an annual rate equal to the Default Rate, in each case whether prior to or after judgment against the Borrower;

(c)  not require any payment of principal or interest prior to the Line of Credit Termination Date and be payable in full as to the entire unpaid principal balance, all accrued interest and other sums due thereunder on the Line of Credit Termination Date; and

(d)  be secured by the Security Documents and the Collateral.

2.3  Loan Account. The Lender shall record in one or more Loan Accounts, the Loans, all advances to and all payments made by Borrower on account of the Loans, and all other appropriate debits and credits.

2.4  Computation of Interest. Interest shall be calculated on the basis of a 365-day year for actual days elapsed. Any change in the interest rate on the Note resulting from a change from the Contract Rate to the Default Rate shall become effective as of the opening of business on the day on which such change shall occur.

2.5  Maximum Legal Rate. Borrower shall not be obligated to pay and Lender shall not collect interest on any Obligation at a rate in excess of the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, the Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of the Obligations as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Lender to Borrower.

2.6  Payments. All payments by the Borrower hereunder shall be made at the Lender’s address set forth in Section 8.2, or such other place or places as the Lender may direct, prior to 5:00 P.M. on the date of payment, in lawful money of the United States of America, and in immediately available funds.

2.7  Application of Payments. All payments shall be applied first to the payment in full of any expenses incurred by the Lender and permitted to be charged to the Borrower, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any late charges, then to the payment in full of accrued, unpaid interest and finally to the reduction of the unpaid principal balance. The portion of any payment applied to the reduction of the unpaid principal balance shall permanently reduce the Line of Credit Commitment by the amount of such payment and may not be re-borrowed.

2.8  Voluntary and Mandatory Payments. The Obligations may pre-paid, in whole or in part and without penalty, at any time prior to the Line of Credit Termination Date. If the unpaid principal balance of the Line of Credit Note thereon exceeds the Line of Credit Commitment at any time, the Borrower shall immediately pay to the Lender for application to the Line of Credit Note an amount equal to such excess. All Obligations shall be due and payable in full on the Line of Credit Termination Date.

2.9  Additional Security. In addition to the security provided herein and in the Security Documents, Borrower also grants Lender, as further security for payment of the Obligations, a lien upon and security interest in any and all debts or other obligations Lender or any Affiliate of Lender may owe to Borrower from time to time.

2.10  Administrative Status of Obligations. In addition to being secured by the Collateral, the Obligations shall be allowed administrative expenses in the Reorganization Case, pursuant to Section 503(b)(1) of the Bankruptcy Code, with priority over all other administrative expenses, pursuant to Section 364(c)(1) of the Bankruptcy Code.

2.11  Grant of Security Interest. To secure the payment to the Lender and the prompt performance of the Obligations, the Borrower hereby grants to Lender (i) a first priority security interest in all of the Borrower’s assets not subject to Permitted Encumbrances, including all such presently owned or hereafter acquired Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, all Intellectual Property Collateral, Goods, Inventory, Instruments, Investment Property, Letter of Credit Rights, Payment Intangible, Supporting Obligations, insurance policies, all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing, and all Products and Proceeds (including cash collateral, as defined in Section 363 of the Bankruptcy Code and all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral) but excluding all causes of action under Sections 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code and the proceeds thereof, and (ii) a security interest in all assets of the Borrower subject to Permitted Encumbrances, junior only to such Permitted Encumbrances (collectively, items (i) and (ii) above are referred to as the “Collateral”). The Borrower agrees that the aforesaid grant of security interests is intended as a contemporaneous exchange for value given to the Borrower.

2.12  Perfection of Security Interests. The Interim DIP Order and the Final DIP Order shall, without the necessity of any further action or filings by the Lender, the Debtor or any other Person, perfect the Lender’s security interests in the Collateral. Notwithstanding the foregoing, the Borrower shall, at its cost and expense, execute and deliver to Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Lender, all financing statements and all other agreements, instruments and documents that the Lender may reasonably request, in form and substance satisfactory to the Lender, and shall take any and all other steps reasonably requested by the Lender, in order to perfect and maintain the security interest and liens granted herein by the Borrower to the Lender and in order to fully consummate all of the transactions contemplated herein and under any other Loan Documents.

2.13  Additional Collateral; Right of Set-Off. Collateral of any nature and the cash and noncash Proceeds thereof owned by the Borrower or in which the Borrower has an interest, which now or hereafter are in the possession or control of the Lender, shall at all times constitute additional security and Collateral for the Obligations and may be set off against the Obligations upon the occurrence of an Event of Default.

2.14  Right to Credit Bid. In connection with any sale of Collateral, the Lender shall have the right to credit bid the Obligations.

2.15  Facility Fee. On the Line of Credit Termination Date, the Borrower shall pay to the Lender an amount equal to one percent (1%) of the amount of the Line of Credit Commitment. The amount payable by the Borrower pursuant to this Section 2.15 is referred to herein as the “Facility Fee”).

SECTION 3.  BORROWER REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to Lender that:

3.1  Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification.

3.2  Power and Authority. Subject to the Bankruptcy Court approval of this Agreement, the Borrower has the corporate power to execute, deliver and perform under, the Loan Documents, to borrow under this Agreement and to create the collateral security interests for which the Security Documents provide, and has taken all necessary corporate action to authorize the borrowings hereunder on the terms and conditions of this Agreement and the execution and delivery of, and performance under, the Loan Documents. Other than Bankruptcy Court approval of this Agreement, no consent of any other party (including members of the Borrower) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents.

3.3  Enforceability. Subject to the Bankruptcy Court approval of this Agreement, the Loan Documents, when executed and delivered to Lender pursuant to the provisions of this Agreement, will constitute valid obligations of the Borrower legally binding upon it and enforceable in accordance with their respective terms, except as enforceability of the foregoing may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.

3.4  Conflict with Other Instruments. Subject to the Bankruptcy Court approval of this Agreement, the execution and delivery of, and performance under, the Loan Documents will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction in the premises or of the Articles or Certificate of Incorporation, Charter or By-Laws of the Borrower.

3.5  Title to Collateral. The Borrower has good and marketable title in fee to the Collateral, free of any mortgages, pledges, charges, liens, security interests or other encumbrances except Permitted Encumbrances.

3.6  Use of Proceeds. From and after the Closing Date, the Borrower agree that amounts drawn on the Line of Credit may be used only to pay expenses provided for in the Budget (with a twenty percent (20%) cumulative variance on a line item basis (a “Permitted Variance”). In no circumstance shall amounts drawn on the Line of Credit or any cash Collateral for the Obligations be used for expenses incurred to investigate or to contest in any adversary proceeding or any other action (a) the validity, extent, attachment, perfection or priority of the Liens created by this Agreement or the Loan Documents, (b) the validity, binding effect or enforceability of this Agreement or the Loan Documents or the Line of Credit Note, or (c) any other rights or interests of the Lender under the Loan Documents (those expenses set forth in clauses (i) through (iv) above and not excluded pursuant to the foregoing proviso are hereinafter collectively referred to as the “Permitted Expenses”). Nothing herein shall in any way prejudice or prevent the Lender from objecting, for any reason, to any applications made for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under section 330 or 331 of the Bankruptcy Code.

3.7  No Notices; No Violations. Neither the Borrower nor any Subsidiary has received any notice from any Governmental Body or any insurance or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to comply with any applicable Law, including any ordinance, regulation, building or zoning Law, judicial or administrative determination, or any other requirements of any such Governmental Body, and the Borrower and all Subsidiaries, and all such properties, facilities, equipment, procedures and practices, comply in all material respects with all such Laws, including ERISA and any Environmental Laws.

3.8  Margin Regulation; Investment Company Act.

(a)  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the proceeds of the Loan will be used, directly, or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loan) will violate or result in a violation of Regulation T, U or X.

(b)  The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended or (ii) controlled by such a company.

3.9  Location of Collateral. The Collateral and all of the Borrower’ business records are situated at the locations set forth in Schedule 3.8 attached hereto and made a part hereof, and the Borrower’ places of business are all listed thereon.

3.10  Broker’s Commissions. No brokerage commission or similar compensation is due or will become due to any Person by reason of the making of the Loan.

3.11  APA Representations. All of the representations made by the Borrower to the Lender in the APA are true and correct.

SECTION 4.  CONDITIONS OF BORROWING.

4.1  Initial Advance. As a condition precedent to the Lender’s obligation to make the initial advance under the Line of Credit, the following conditions shall all be satisfied:

(a)  Loan Documents. The Borrower shall have delivered or caused to be delivered to the Lender duly executed copies of each of the Loan Documents.

(b)  Financing Statements. A financing statement describing the Collateral shall have been filed in each such jurisdiction and in each such office as shall have been required by the Lender.

(c)  Borrower’ Authorizations.

(i)  The Borrower shall have delivered to Lender:

(A)  a copy, certified by the Secretary of the Borrower, of the resolutions of the Board of Directors of the Borrower authorizing and approving the execution and delivery of and performance under this Agreement and the other Loan Documents, the borrowings provided for hereunder and the creation of the collateral security interests for which the Security Documents provide;

(B)  a copy of the Borrower’s articles or certificate of incorporation, certified by the Secretary of State of the state of the Borrower’s incorporation as of a recent date;

(C)  a good standing or subsistence certificate with respect to the Borrower certified by the Secretary of State of the state of the Borrower’s incorporation as of a recent date;

(D)  a copy of the Borrower’s By-Laws, as currently in effect, certified by such Borrower’s Secretary or Assistant Secretary;

(ii)  The Secretary of the Borrower shall have duly executed and delivered to the Lender a certificate of incumbency, in form and substance satisfactory to the Lender.

(d)  Representations. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the date of the making of the Loans and the date of any advance under the Line of Credit with the same effect as if made on and as of such date, and no Event of Default or Default shall be in existence on the date of the making of Loans or such advance or shall occur as a result thereof.

(e)  No Litigation. No suit, action, investigation, inquiry or other proceeding by or before any arbitrator or any governmental authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the other Loan Documents, the APA or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of the Lender, could reasonably be expected to have a material adverse effect upon the Borrower.

(f)  Lien Searches. The Lender shall have received such secured transaction, judgment and docket searches as it deems appropriate.

(g)  Insurance. The Lender shall have received certificates or policies evidencing the insurance required under Section 5.7.

(h)  No Violation. Subject to Bankruptcy Court approval of this Agreement, the completion of the transactions contemplated hereby and by the Loan Documents shall not contravene, violate or conflict with, nor involve the Lender in violation of, any law, rule, or regulation applicable to any of them.

(i)  Legal Matters. All legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to counsel for the Lender.

(j)  Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order in form and substance satisfactory to the Lender and its counsel and such shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed.

(k)  Execution of APA.   The Borrower and the Lender shall have executed the APA and the APA shall not have been terminated.

(l)  Cash Management System. The Borrower shall have implemented a cash management system satisfactory, in form and substance, to the Lender.

(m)  Closing Date Budget. The Borrower shall have delivered to the Lender a Budget setting forth: (a) projected weekly operating cash receipts for each week, (b) projected weekly disbursements (including, specifically, from advances under the Line of Credit) for each week, and (c) a liquidity forecast of the Borrower, for each week commencing with the week ending as of December 15, 2017 (collectively, the “Projected Information”).

(n)  Borrowing Notice. The Borrower shall have executed and delivered to the Lender a Borrowing Notice.

(o)  No Default. No Default or Event of Default shall exist as on the date of such initial advance or shall occur as a result of making such initial advance.

4.2  Subsequent Advances. As a condition precedent to the Lenders’ obligation to make any advance after the initial advance, the following conditions shall all be satisfied on the date of such Advance:

(a)  No Default. No Default or Event of Default shall exist on the date of such advance or shall occur as the result of making such advance.

(b)  Representations. Without limiting the generality of Section 4.2(a), the representations and warranties contained in Section 3 shall be true and correct on and as of the date of the making of such advance with the same effect as if made on and as of such date.

(c)  No Litigation. No litigation, investigation, or proceeding before or by any arbitrator or governmental authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the other Loan Documents, the APA or any of the transactions contemplated hereby or thereby, or (ii) which, in the reasonable judgment of the Lender, could reasonably be expected to have a material adverse effect on the Borrower.

(d)  Borrowing Notice. The Borrower shall have executed and delivered to the Lender a Borrowing Notice.

(e)  Non-Termination of APA. The APA shall not have been terminated.

(f)  Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory, in form and substance, to the Lender.

4.3  Waiver of Conditions. The Lender may waive any condition in whole or in part.

SECTION 5.  AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Borrower will observe the following covenants, unless the Lender shall otherwise consent in writing:

5.1  Financial Statements; Reports. The Borrower will furnish to Lender:

(a)  on or prior to Tuesday of each week following the Closing Date, an updated Budget, in form and substance satisfactory to Lender, prepared on a cumulative, weekly roll forward basis, together with a report that sets forth for the immediately preceding four (4) week period a comparison of the actual cash receipts and cash disbursements to the Projected Information for such four (4) week period set forth in the Budget on a cumulative, weekly roll-forward basis, together with a certification from an authorized officer of Borrower that no material budget deviation has occurred or if a material budget deviation has occurred, a detailed explanation of such occurrence; and

(b)   from time to time, such financial and other information as Lender may reasonably request.

5.2  Liabilities. The Borrower and any Subsidiaries will pay and discharge, at or before their maturity, all their respective Post-Petition Obligations (including, without limitation, tax liabilities and all employee wages as provided in the Fair Labor Standards Act, 29 U.S.C. §§206-207 and any successor statute), except those which may be contested in good faith. .

5.3  ERISA.

(a)  The Borrower will furnish to Lender (i) within five (5) days after it has reason to know that any Reportable Event has occurred with respect to any Employee Pension Plan or that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details as to such Reportable Event, termination or appointment proceedings and the action which it (or Employee Pension Plan sponsor other than the Borrower) proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to the Borrower or any of its Controlled Group Members; and (ii) promptly after receipt thereof, a copy of any notice the Borrower or any of its Controlled Group Members or the sponsor of any Employee Pension Plan received from PBGC or the Internal Revenue Service which sets forth or proposes any action or determination with respect to such Employee Pension Plan.

(b)  The Borrower will notify Lender of (i) any excise taxes which have been assessed or which the Borrower or any of its Controlled Group Members have reason to believe may be assessed against the Borrower or any of its Controlled Group Members by the Internal Revenue Service with respect to any Employee Pension Plan or (ii) any revocation of qualification under Code §401 or §403(b) which has occurred or which the Borrower or any of its Controlled Group Members have reason to believe may occur with respect to any Employee Pension Plan.

5.4  Notices. The Borrower will promptly give notice in writing to Lender of the occurrence of any of the following:

(a)  any Event of Default or Default under this Agreement, or any event of default or similar occurrence under any instrument or other agreement of the Borrower entitling any Person to accelerate the maturity of any obligation of the Borrower or to exercise any other remedy against the Borrower;

(b)  any strike, lock-out, boycott or any other labor trouble;

(c)  the commencement of any material litigation, proceeding or dispute affecting the Borrower or any material dispute between the Borrower and any Person;

(d)  any material and adverse change in the financial position, operations or business of the Borrower; or

any changes in the personnel holding the following positions with the Borrower at the time of closing: President, Chief Financial Officer and Chairman of the Board of Directors.

5.5  Environmental Matters; Compliance with Laws.

(a)  Borrower, and its Subsidiaries, shall comply, and cause all properties, assets, and operations owned or used by such Borrower and its Subsidiaries to comply, with (i) all Laws, including, without limitation, all Environmental Laws and all other applicable zoning, occupational safety, health, employment, discrimination, labor and other Laws and regulations, (ii) the provisions and requirements of all franchises, licenses, permits and certificates of compliance and approvals issued by Governmental Bodies and with other like grants of authority held by the Borrower or its Subsidiaries in connection with its business, and (iii)  all applicable material decrees, orders and judgments.

(b)  Borrower shall promptly notify the Lenders in reasonable detail once it is aware of any failure by the Borrower or its Subsidiaries to comply with or perform or any breach or violation by the Borrower or its Subsidiaries in respect of any of the matters compliance with which is required under Section 5.5(a).

(c)  The Borrower shall:

(i)  immediately notify the Lender (and any other person that the Borrower is required to notify pursuant to any applicable laws) once it is aware of a Release or threatened Release of Hazardous Substances on, from, or near any of the properties owned or used by the Borrower which might cause Contamination;

(ii)  immediately notify the Lender once an environmental investigation or clean-up proceeding is instituted by any Person in connection with such properties;

(iii)  immediately notify the Lender of any citation, notification, complaint, or violation which the Borrower receives from any Person which relates to or pertains to the making, storing, handling, treating, disposing, generating, transporting or Release of any Hazardous Substances;

(iv)  promptly upon the written request of the Lender, permit the Lender, its agents, contractors and other representatives, to enter into any property owned or used by the Borrower in order to make such report or assessment, and at such other times and as often as the Lender may reasonably request, the Borrower will make available at their offices to the Lender or its representatives such historical and operational information (including the results of all samples sent for analysis), correspondence with official bodies, and environmental reviews conducted prior to and after the Closing Date regarding its properties as are within the possession, custody or control of the Borrower or which are reasonably available to it, and

(v)  make appropriate personnel employed by the Borrower having knowledge of such matters available for meetings with the Lender or its representatives; and

(vi)  comply, and cause all properties, assets, and operations owned or used by the Borrower to comply, with all applicable federal, state, local and other environmental, zoning, occupational safety, health, employment, discrimination, labor and other laws and regulations.

(d)  If the Borrower shall fail to fully execute and complete any requisite Remedial Action, the Lender may, but is not obligated to, make advances or payments toward performance or satisfaction of such Remedial Actions.

(e)  If the Lender acquires equitable or legal title to any of the Borrower’s property as a result of enforcement of remedies hereunder or under any other Loan Document, the Lender does not accept and shall not bear (nor shall any assignee or transferee of the Lender accept or bear) any responsibility for any Hazardous Substances in or about such property or for the actual or threatened Release thereof from such property. No provisions of the Loan Documents shall be interpreted to absolve or release the Borrower from any liability or responsibility which they may have to any Person, under any local, state or federal statute or regulation, for Remedial Actions with respect to any such Hazardous Substances or for the actual or threatened Release of any such Hazardous Substances.

(f)  The Borrower shall defend, indemnify the Lender and hold the Lender harmless from and against all loss, liability, damage, cost, and expense, including without limitation, reasonable attorneys fees, fines, or other civil and criminal penalties or payments, for failure of the Collateral or any other operations, assets or property owned or used by the Borrower to comply in all respects with all environmental and other laws, caused, in whole or in part, regardless of fault, by the Borrower or by any past or present owner, occupier, tenant, subtenant, licensee, guest or other person provided, the Borrower shall not be liable for any loss, liability, damage, cost or expense under this Section 5.5(f) caused by the gross negligence or willful misconduct of the Lender. The provisions of this Section 5.5(f) shall survive payoff, release, foreclosure, or other disposition of this Agreement, the Collateral, or such other properties hereunder or otherwise. The Borrower shall remain liable hereunder regardless of any other provisions hereof which may limit the Borrower’ liability.

(g)  All sums advanced or paid by the Lender under this Section 5.5, including sums so advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, and including, without limitation, reasonable attorneys’ fees, fines, or other penalties or payments, and all of the Borrower’ obligations to defend, indemnify and hold harmless the Lender, shall be deemed to be advances under the Line of Credit and shall be at once repayable. The Borrower’ obligations with respect thereto shall be evidenced by, and shall bear interest at the highest rate provided in the Line of Credit Note and shall be secured and guaranteed, as the case may be, by the Security Documents.

5.6  Corporate Existence; Properties. The Borrower will not change its name and the Borrower will maintain:

(a)  its corporate existence and its qualification to do business and good standing in each jurisdiction in which qualification is necessary for the proper conduct of its businesses;

(b)  all licenses, permits and other authorizations necessary for the ownership and operation of its properties and businesses; and

(c)  its assets and properties (including all of the Collateral) in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted.

5.7  Insurance.

(a)  The Borrower shall carry at all times insurance covering risks, in amounts at least equal to and subject to terms no less favorable than the insurance maintained by the Borrower as of the Petition Date, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect. The Borrower shall from time to time, upon request by the Lender, promptly furnish or cause to be furnished to the Lender evidence, in form and substance satisfactory to the Lender, of the maintenance of all insurance required to be maintained by this Section 5.7 including, but not limited to, such originals or copies, as the Lender may request, of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

(b)  The Borrower shall cause all hazard insurance policies to provide, and the insurers issuing such policies to certify to the Lender, that:

(i)  the interest of the Lender shall be insured regardless of any breach or violation by Borrower or the holder or owner of the policies of any warranties, declarations or conditions contained in such policies and the Lender shall have the right, in its own name or the name of the Borrower, to file claims, receive and give acquittance for any payments and execute any and all endorsements or other documents necessary to effect the collection, compromise or settlement of any claims;

(ii)  if such insurance be proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Lender and such cancellation or change shall not be effective, as to the Lender, for thirty (30) days after receipt by Lender of such notice, unless the effect of such change is to extend or increase coverage under the policy;

(iii)  the Lender will have the right, at its election, to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default; and

(iv)  loss payments in each instance will be payable to the Lender as lender loss payee, or otherwise.

(c)  If the Borrower shall fail at any time or times hereafter to obtain and maintain any of the policies of insurance required hereby, or fail to pay any premium in whole or in part relating to any such policies, then Lender may, but it shall have no obligation to do so, obtain and cause to be maintained any or all of such policies, and pay any part or all of the premiums due thereunder, without thereby waiving any default by Borrower, and any sums so disbursed by Lender shall become a part of the Obligations secured by the Collateral, payable on demand and, until paid, shall bear interest at the Default Rate.

5.8  Books and Records. The Borrower will maintain accurate and complete records and books of account with respect to all its operations in accordance with GAAP, and will permit officers or representatives of the Lender to examine and make excerpts from such books and records and to visit and inspect its properties, both real and personal, at all reasonable times provided such examination will not interfere with Borrower’ operations.

5.9  Location of Business. The Borrower will not change the location of any place of business of Borrower, whether the establishment of a new place of business or the discontinuance of a present place of business.

5.10  Group Health Plans. The Borrower will comply in all material respects with the group health plan COBRA Continuation Coverage requirements of Code §4980B(f), with all provisions of §1862(b)(1) of the Social Security Act and the provisions of the Health Insurance Portability and Accountability Act of 1996. The Borrower will furnish to Lender, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know, notice that the Borrower is not in compliance with any provision of Code §4980B(f) or §1862(b)(1) of the Social Security Act.

5.11  Location of Collateral. All Collateral and all of the Borrower’ business records will at all times be situated at the locations set forth in Schedule 3.8, and the Borrower will provide the Lender with at least sixty (60) days’ advance written notice of any change in such locations.

5.12  APA Covenants. The Borrower will comply with all covenants in the APA applicable to the Borrower.

SECTION 6.  NEGATIVE COVENANTS.

The Borrower covenants and agrees that, from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Borrower will observe the following covenants unless the Lender shall otherwise consent in writing:

6.1  Debt. The Borrower will not create, incur, assume or suffer or permit to exist any Debt, including indebtedness for borrowed money or any indebtedness constituting the deferred portion of the purchase price of any property, except (collectively, the “Permitted Debt”):

(a)  any Obligations, whether evidenced by the Line of Credit Note or any other instruments;

(b)  Debt related to Permitted Expenses;

(c)  Pre-Petition Obligations; and

(d)  any other Debt permitted under the Loan Documents.

6.2  Liens.

(a)  The Borrower will not create, assume, or suffer to exist, any Lien of any kind upon the Collateral or any of its other assets, whether now owned or hereafter except the following (collectively, the “Permitted Encumbrances”);

(i)  Liens identified on Schedule 6.2 hereof;

(ii)  any adequate protection or replacement liens that may be granted to Century Medical, Inc. with respect to diminution in value, if any, of its interests in the Borrower’s property resulting from the use, sale or lease of the Borrower’s property (including the use of the cash and securities in the cash collateral accounts) or the automatic stay

(iii)  Liens for taxes not yet payable;

(iv)  mechanics’, materialmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business arising with respect to obligations which are not overdue for a period longer than thirty (30) days;

(v)  other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the business, properties or assets of the Borrower; and

(vi)  the Liens granted to the Lender.

6.3  Investments, Loans and Advances. The Borrower will not make or suffer to exist any Investment (by way of transfer of property, contribution to capital, purchase of stock, securities, partnership or other ownership interests or evidence of indebtedness, acquisition of the business or assets or otherwise) in, or make or suffer to exist any advances or loans to, any Person, except that:

(a)  the Borrower may extend trade credit under usual and customary arm’s length terms in the ordinary course of business; and

(b)  the Borrower may invest money consistent with the provisions of Section 345 of the Bankruptcy Court or as may be permitted by order of the Bankruptcy Court.

6.4  Dividends; Distributions; Acquisition of Capital Stock. The Borrower will not declare or pay any dividends or make any other distribution (whether in cash or in property) on any shares of its capital stock or any other securities (or rights, options or warrants to purchase such shares), and the Borrower will not purchase, redeem, retire or otherwise acquire for value any shares of the capital stock or any other securities (or rights, options or warrants to purchase such shares) of the Borrower.

6.5  Disposition of Assets. The Borrower will not convey, sell, lease, or otherwise transfer or dispose of all or any part of its properties, assets or business except that (a) the Borrower may sell used equipment no longer used or useful in connection with their respective businesses, (b) the Borrower may sell inventory in the ordinary course of its business, and (c) the Borrower may sell the Purchased Assets pursuant to the APA or pursuant to an order of the Bankruptcy Court permitting sale of the Purchased Assets to a buyer other than the Lender provided, in all cases, all Obligations hereunder are paid in full at closing on such sale.

6.6  Continuance of Business. The Borrower will not engage in any line of business other than those in which the Borrower is actively engaged on the effective date of this Agreement.

6.7  Removal and Protection of Property. The Borrower will not remove (other than in the ordinary course of business) any equipment, inventory, or general intangibles from the place of business where presently located, nor permit the value of any property to be impaired or any equipment to become a fixture or an accession to other goods.

6.8  Cash Collateral. The Borrower shall not request the entry of an order of the Bankruptcy Court authorizing the use of cash collateral pursuant to Section 363 of the Bankruptcy Code while any Obligations are outstanding unless the terms of such order are reasonably acceptable to the Lender.

6.9  Handling of Hazardous Substances. The Borrower will not permit use in their businesses or operations, or produce as a result or as a by-product of their businesses or operations, or store or hold at any site or location at which it conducts their businesses or operations, or at any other property, Hazardous Substance unless the Borrower strictly and fully comply with all requirements of any applicable law, regulation, decision or edict relating to the special handling, collection, storage, treatment, disposal, or transportation of such Hazardous Substance. The Borrower will not permit the Release or threatened Release of any Hazardous Substance on, from, or near their respective properties which might cause Contamination.

6.10  Use of Proceeds. The Borrower agrees that it will not, nor will it permit any Subsidiary to, directly or indirectly, apply any part of the proceeds of the Advances to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder

6.11  APA Negative Covenants. The Borrower will comply with all covenants in the APA applicable to the Borrower.

SECTION 7.  EVENTS OF DEFAULT, REMEDIES.

7.1  Events of Default. The following shall constitute Events of Default:

(a)  Non-Payment. (i) Failure by the Borrower to pay the principal of or accrued interest on the Line of Credit Note or any other instrument evidencing any Obligation when due, or (ii) five (5) days following written notice of the failure of the Borrower to pay any other amount payable to Lender, whether under this Agreement or otherwise, when due;

(b)  Falsity of Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement or in any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall be false or misleading in any material respect as of the date made or deemed to have been made;

(c)  Failure to Perform Certain Covenants. Five (5) days following written notice of failure by the Borrower to observe or perform any other covenants, conditions or provisions contained in this Agreement or in any other Loan Document unless, within such five (5) day period, such failure is cured; provided, however, that, the five (5) day notice provision shall not apply to any Event of Default described in Sections 7.1(a)(i) or 7.1(b) hereof or any other covenant, condition or provision which is not curable;

(d)  Material Adverse Effect. The occurrence of a Material Adverse Effect, as defined in the APA;

(e)  Default Under Other Loan Documents or the APA. An Event of Default by the Borrower or similar event shall have occurred and be continuing under any Loan Document or under the APA;

(f)  Unenforceability. (i) Any material provision of any of the Loan Documents shall at any time for any reason cease to be a valid and binding obligation of the Borrower, or shall be declared to be null and void or (ii) the validity or enforceability thereof shall be contested by the Borrower or any other Person, or the Borrower shall deny that it has any further liability or obligation under any Loan Document;

(g)  Lender’s Liens. The Liens granted by the Borrower to the Lender shall at any time fail to be first priority perfected Liens, subject only to Permitted Encumbrances, or the Borrower shall so allege in any writing;

(h)  Judgments. One or more judgments are entered against the Borrower which have a material adverse affect upon the Collateral;

(i)  Appointment of Trustee. The Bankruptcy Court shall enter an order appointing a trustee under Section 1104(a) of the Bankruptcy Code in the Reorganization Case of the Borrower;

(j)  Final DIP Order. The Bankruptcy Court shall not have entered the Final DIP Order on or before the thirtieth (30th) day following the Petition Date or the Final DIP Order shall not have become a Final Order on or before the sixtieth (60th) day following the Petition Date;

(k)  Appointment of Examiner. The Bankruptcy Court shall enter an order appointing an examiner for the Borrower with powers beyond those stated in Sections 1106(a)(3 and (4) of the Bankruptcy Code;

(l)  Modification of Orders. The Interim DIP Order or the Final DIP Order, as applicable, shall be amended, supplemented, vacated, stayed or otherwise modified without the written consent of the Lender;

(m)  Dismissal, Conversion, Priority Administrative Expenses. The Reorganization Case of the Borrower shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or an application shall be filed by the Borrower for the approval of, or there shall arise, any claim which is, an administrative expense claim having priority over the administrative expense claim granted to the Lender, other than with respect to any administrative expense claim granted to Century Medical, Inc. pursuant to a cash collateral order entered by the Bankruptcy Court that is limited in amount to the lesser of (i) diminution in value of Century Medical Inc.’s collateral as of the Petition Date, and (ii) the amounts owed to Century Medical Inc. pursuant to that certain Secured Note Purchase Agreement dated September 2, 2011 in the maximum aggregate amount of Four Million Dollars ($4,000,000);

(n)  Relief from Automatic Stay. The Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder of any security interest in any material Purchased Asset;

(o)  Noncompliance with Interim DIP Order or Final DIP Order. The Borrower shall fail to comply with the terms of the Interim DIP Order or, upon its entry, the Final DIP Order;

(p)  Noncompliance with Cash Collateral Order. The Borrower shall fail to comply with the terms of any order of the Bankruptcy Court allowing for the use of cash collateral.

(q)  Payment of Pre-Petition Obligations. The Borrower shall make any payment on account of a Pre-Petition Obligation, other than as approved by the Bankruptcy Court provided the Lender shall not be deemed to have waived its rights to object to any motion to approve such payments; or

(r)  Claims Against Lender. Commencement by the Borrower, or its estate or any other Person of any litigation, arbitration or other proceeding relating to any claim or action against the Lender arising or alleged to arise out of any conduct in connection with Loan Documents or the APA;

7.2  Remedies.

(a)  Upon the occurrence of an Event of Default, the Lender may, by written notice to Borrower, terminate immediately and irrevocably the Line of Credit, the Line of Credit Commitment, and any other obligation of the Lender to make any advances to or for the account of the Borrower, and declare the Line of Credit Termination Date to have occurred and the Line of Credit Note, and all other instruments evidencing the Obligations to be due and payable, whereupon the principal amount of the Line of Credit Note and all outstanding Obligations, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding;

(b)  Upon the occurrence of an Event of Default and following five (5) days written notice to the Borrower and counsel to the Creditors Committee in the Reorganization Case, if one has been appointed, (the “Committee”) the automatic stay of Section 362 of the Bankruptcy Code shall be deemed automatically vacated and the Lender shall be immediately permitted to, among other things, pursue any and all of its remedies against the Borrower and the Collateral unless, prior to the expiration of such five (5) day period, the Bankruptcy Court, upon motion of the Debtor or the Committee and hearing with an opportunity for the Lender to be heard, orders otherwise, provided, however, the automatic stay shall be deemed vacated immediately upon entry of the Interim DIP Order to the extent necessary to allow the Lender to enforce its entitlement to payment in full of all Obligations from the proceeds of sale of any Purchased Assets;

(c)  Upon the occurrence of an Event of Default the Lender shall have all rights and, subject to obtaining any necessary relief from the automatic stay, all remedies contained in this Agreement or in any other Loan Document, and all the rights and remedies of a secured party under the UCC. In addition to all such rights and remedies, subject to obtaining any necessary relief from the automatic stay, the Lender may sell, lease or otherwise dispose of the Collateral, or any part thereof, at public or private sale, for cash, credit or any combination thereof. The Lender shall have the right to bid and purchase at such sale or sales. The Proceeds of any sale or other disposition of all or any part of the Collateral upon which Lender has a security interest, after payment of all costs and expenses of sale, including retaking, holding, preparing for sale, selling and the like and also including reasonable attorneys’ fees and legal expenses incurred by the Lender, shall be applied by the Lender to the then outstanding balance of the Obligations and any surplus shall be paid by the Lender to the Borrower. The Borrower shall be liable to the Lender for any deficiency;

(d)  Upon the occurrence of an Event of Default and subject to obtaining any necessary relief from the automatic stay, the Lender shall have the right to enter and remain upon the various premises of the Borrower without cost or charge to Lender, and to use the same, together with materials, supplies, books and records of the Borrower, for the purpose of preparing for and conducting the sale of Collateral, whether by foreclosure, auction or otherwise. In addition, the Lender may remove from such premises the Collateral and copies of any records with respect thereto, to the premises of the Lender or any designated agent of the Lender for such time as the Lender may desire, in order to effectively collect or liquidate the Collateral;

(e)  Upon the occurrence of an Event of Default, the Borrower irrevocably waives the right to direct the application of any and all payments (including Proceeds of Collateral) at any time or times thereafter which may be received by the Lender by or for the benefit of the Borrower.

7.3  Right of Setoff. Upon the occurrence of a Default or an Event of Default, the Lender shall have the right, in addition to all other rights and remedies available to it, to set off against the unpaid balance of the Obligations, any debt owing to the Borrower by the Lender.

7.4  No Marshalling, Etc., Required. If an Event of Default shall have occurred and be continuing, the Lender shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Borrower waives, to the fullest extent that it lawfully can, (a) any right it might have to require the Lender to pursue any particular remedy before proceeding against it, and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the Obligations have been paid in full.

7.5  Site Assessments. In connection with the Lender’s consideration of enforcement or preservation of rights under any Loan Document, if an Event of Default shall occur, the Borrower shall permit such persons (“Site Reviewers”) as the Lender may select to visit all properties owned or used by the Borrower and perform such environmental and other site investigations and assessments thereof (“Site Assessments”) for the purpose of determining whether such properties are subject to any Contamination or other condition which could result in any liability, cost or expense to the owner or occupier thereof relating to Hazardous Substances or otherwise. Such Site Assessments may include above- and below-the-ground sampling and/or testing for Contamination and such other tests as may be necessary in the opinion of the Site Reviewers. The Borrower shall supply to the Site Reviewers such historical and operational information, including the results of all samples sent for analysis, correspondence with official bodies and previous environmental audits or environmental reviews regarding its properties as are within its possession, custody or control or which are reasonably available to it, and will make available for meetings with the Site Reviewers appropriate personnel employed by the Borrower having knowledge of such matters. The cost of performing all Site Assessments shall be paid by the Borrower within five days after demand by the Lender, together with interest thereon at the Default Rate from and after such fifth day until paid. The provisions of this Section 7.5 are in addition to all rights of the Lender under this Agreement and the other Loan Documents.

7.6  Remedies Cumulative. Lender may exercise any of its rights and remedies set forth in this Loan Agreement and the other Loan Documents. The remedies of Lender shall be cumulative and concurrent, and may be pursued singly, successively, or together, at its sole discretion, and may be exercised as often as the occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

SECTION 8.  MISCELLANEOUS.

8.1  No Waiver; Cumulative Remedies. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude or require any other or further exercise thereof or the exercise of any other right, power or privilege. The Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Lender, and then only to the extent specifically set forth in writing. A waiver with respect to one event shall not be construed as continuing or as a bar to or a waiver of any right or remedy with respect to a subsequent event. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

8.2  Notices. All notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the numbers set forth below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, post prepaid, in each case to the respective parties at the address or telecopy number set forth below, or at such other address or telecopy number as such party may hereafter specify by written notice to the other party hereof:

Borrower:	Dextera Surgical, Inc.
900 Saginaw Drive
Redwood City, CA 94063
Attn: Julian Nikolchev
Email: jnikolchev@dexterasurgical.com

with a copy to:	Cooley LLP
101 California Street
5th Floor
San Francisco, CA 94111-5800
Attention: Robert L. Eisenbach III, Esq.
Email: reisenbach@cooley.com
Facsimile: (415) 693-2222

Lender:	Aesculap, Inc.
3773 Corporate Parkway
Center Valley, PA 18034
Attn: Michael F. Barra
Email: mike.barra@aesculap.com

with a copy to:	Stevens & Lee, P.C.
620 Freedom Business Center
Suite 200
King of Prussia, PA., 19406
Attention: Robert Lapowsky, Esq.
Email: rl@stevenslee.com
Facsimile: (610) 371-7958

8.3  Reimbursement of Lender. The Borrower hereby agrees to reimburse the Lender for out-of-pocket expenses, including reasonable counsel fees, incurred by the Lender in connection with (a) the development, preparation, execution and approval of this Agreement and all the Loan Documents, and (b) until all Obligations are paid in full, enforcement by the Lender and its rights and remedies hereunder and participation by the Lender in, and monitoring of, the Reorganization Case, but solely in its capacity as Lender and not in its capacity as Buyer under the APA. Expenses described in this Section 8.3 shall be paid in accordance with the procedures set forth in the Interim DIP Order and the Final DIP Order.

8.4  Payment of Expenses and Taxes. In addition to payment of the expenses provided for in Section 8.3, the Borrower agrees to pay, and to save the Lender harmless from any delay in paying, stamp and other similar taxes, if any, including, without limitation, all levies, impositions, duties, charges or withholdings, together with any penalties, fines or interest thereon or other additions thereto, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement and the Loan Documents or any modification of any thereof or any waiver or consent under or in respect of any thereof.

8.5  Survival of Representations and Warranties. All representations, warranties, covenants and agreements made in this Agreement and all other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loans hereunder. All such representations and warranties shall be deemed to be made again at the date of each request for a borrowing under the Line of Credit. The provisions of Sections 5.5, 7.5, 8.3, 8.4, 8.9, 8.10 and 8.11 hereof shall survive payment of the Obligations.

8.6  Successors. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of the Lender.

8.7  Construction. This Agreement, all Loan Documents, and the rights and obligations of the parties hereunder and thereunder, shall be governed by and construed and interpreted in accordance with, the domestic internal laws of State of Delaware without regard to its rules pertaining to conflict of laws. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. At all times prior to termination of the APA, to the extent of any direct conflict between the representations and covenants of the Borrower hereunder and the representations and covenants of the Seller under the APA, the representations and covenants of the Seller under the APA shall control. At all times after termination of the APA, the representations and covenants of the Borrower hereunder shall be fully enforceable notwithstanding any direct conflict with the representations and covenants of the Seller under the APA.

8.8  Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9  Indemnity. The Borrower hereby agrees to pay, assume liability for, and indemnify, protect, defend, save and keep harmless the Lender from and against, any and all liabilities, obligations, losses, damages, settlements, claims, actions, suits, penalties, costs and expenses (including, but not limited to, legal and investigative fees and expenses) of whatsoever kind and nature, including, but not limited to claims based upon negligence, strict or absolute liability, liability in tort, latent and other defects (whether or not discoverable), and any claim for patent, trademark or copyright infringement which may from time to time be imposed on, incurred by or asserted against the Lender (whether or not any such claim is also indemnified or insured against by any other person) relating to or resulting from this Agreement, any Loan Document, or any of the transactions contemplated herein or therein (but excluding the APA, the Ancillary Documents, as defined in the APA, or any of the transactions contemplated therein) except to the extent arising out of Lender’s gross negligence or willful misconduct. The provisions of this Section 8.9 shall survive the payoff, release, foreclosure or other disposition, as applicable, of this Agreement, the Obligations or the Collateral.

8.10  Waiver of Trial by Jury; Jurisdiction.

(a)  To the extent permitted by law, each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Loans or any event, transaction, or occurrence arising out of or in any way connection with the Loans, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION 8.10 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT BETWEEN THE PARTIES AND THAT THE LENDER WOULD NOT EXTEND THE LOANS TO THE BORROWER IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.

(b)  To the extent permitted by law, for the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the Line of Credit Note or the Loan, the Borrower hereby irrevocably consents and submits to the jurisdiction and venue of the Courts of the State of Delaware, the Federal District Court for the District of Delaware and the United States Bankruptcy Court for the District of Delaware, and agrees to accept and acknowledge all service of process in connection with any such matter by certified or registered mail or by any other legally permissible means. The Borrower irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon the Borrower. The provisions of this Section 8.10(b) shall not limit or otherwise affect the right of the Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

8.11  Actions Against Lender; Release.

(a)  Any action brought by the Borrower against the Lender which is based, directly or indirectly, or on this Agreement or any other Loan Document or any matter in or related to this Agreement or any other Loan Document, including but not limited to the making of the Loans or the administration or collection thereof, shall be brought only in the Courts of the State of Delaware or the Federal District Court or Bankruptcy Court for the District of Delaware.

(b)  Upon full payment and satisfaction of the Loans and the interest thereon, as provided in Section 2 hereof, the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Loans except as expressly set forth herein, except to the extent an payment received by the Lender is determined to be a preference or similar voidable transfer, in which case the claims of the Lender shall not be released.

8.12  Performance by Lender. If the Borrower shall fail to observe or perform any of the terms, agreements or covenants contained in this Agreement, or in any other Loan Document, the Lender may, in its discretion, but without any obligation or duty to do so, and without waiving any Default, or Event of Default, perform any of such terms, agreements or covenants, in part or in whole, and any money advanced or expended by the Lender in or toward the fulfillment of such terms, agreements or covenants, shall be due on demand and become a part of and be added to the indebtedness due under the Line of Credit Note and secured as herein provided with interest thereon at the rate specified in such Note from the date of the respective advance or expenditure. Lender’s rights contained in this Section 8.12 shall be in addition to all of Lender’s rights under Section 5.5(b) and otherwise, and Lender may, at its sole election, exercise any one or more, or all, of such rights alternatively or concurrently.

8.13  Counterparts. This Agreement may be executed by facsimile or electronic PDF signature and in any number of counterparts with then same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.14  Further Actions. The Borrower shall execute and deliver such documents and instruments, and take such other actions, as the Lender deems necessary to consummate the transactions described in this Agreement.

8.15  Section 506(c) Waiver. In consideration of the agreements of the Lender stated in the Loan Documents, each Borrower hereby agrees not to assert and affirmatively waives any claim it otherwise might have under Section 506(c) of the Bankruptcy Code and agrees that the Collateral securing the Obligations may not be charged with costs or expenses or administration including Permitted Expenses and other expenses which are permitted uses of the proceeds of the Line of Credit.

8.16  Section 510, 544, 547, 548 and 549 Waiver, Etc. In consideration of the agreements of the Lender stated in the Loan Documents, the Borrower hereby agrees not to assert and hereby affirmatively waives any claim it may have under Sections 510, 544, 547, 548, or 549 of the Bankruptcy Code against the Lender, in any form or manner whatsoever, any right it may have to challenge the extent and validity of the Liens granted to the Lender as security under the Loan Documents.

8.17  Entire Agreement. This Agreement and the Loan Documents represent the entire agreement between the Lender and the Borrower with respect to the financing transactions to which they relate, and cannot be changed or amended except by an agreement in writing signed by the party against whom enforcement of the change or amendment is sought.

8.18  Bankruptcy Court Approval. Neither this Agreement, nor the Loan Documents, shall be binding upon any party prior to entry of the Interim Final DIP Order.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER: DEXTERA SURGICAL INC. As Debtor-In-Possession

By:	/s/ Julian Nikolchev
Name: Julian Nikolchev
Title: President and CEO

LENDER: AESCULAP, INC., or its designee

By:	/s/ Keith Moser
Name: Keith Moser
Title: VP of Corporate Finance and IT Services

and

By:	/s/ Charles A. DiNardo
Name: Charles A. DiNardo
Title: President

The following exhibits and schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally copies of these omitted exhibits and schedules to the Securities and Exchange Commission upon request.

Schedule A	Copyrights, Licenses, Patents and Trademarks

Schedule 3.8	Location of Collateral

Schedule 6.2	Certain Permitted Encumbrances

Exhibit A	Final DIP Order

Exhibit B	Interim DIP Order